Exhibit 99.1

The estimated expenses incurred by the Company in connection with its issuance and distribution of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the offering, are set forth in the following table:

SEC Registration Fee*	2,232.00
Printing and Engraving Costs	203.00
Accounting Fees and Expenses	6,875.00
Legal Fees and Expenses	38,092.00
Miscellaneous	27,250.00
Total	$74,652.00

*On August 28, 2009, the Company filed with the Securities and Exchange  Commission (the "Commission") a registration statement on Form S-3 (the  "Registration Statement") for the registration of shares of the Company's common stock having a value not to exceed $40 million.  In connection with the filing of such Registration Statement, the Company paid a registration fee of $2,232.00.